Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to the shares of Common Stock, $0.001 par value per share, of Biodelivery Sciences International, Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: April 9, 2018

BROADFIN CAPITAL, LLC

By:	/s/ Kevin Kotler
Name:	Kevin Kotler
Title:	Managing Member

BROADFIN HEALTHCARE MASTER FUND, LTD.

By:	/s/ Kevin Kotler
Name:	Kevin Kotler
Title:	Director

/s/ Kevin Kotler
Kevin Kotler